Exhibit 99.1

Covidien Reports Fourth-Quarter and Fiscal 2014 Results

•	Fourth-quarter net sales up 7%; Medical Devices sales up 8%

•	Fourth-quarter diluted GAAP earnings per share were $1.13; excluding specified items, adjusted diluted earnings per share were $1.15

•	Fiscal 2014 diluted GAAP earnings per share were $3.65; excluding specified items, adjusted diluted earnings per share were $4.15, up 12%

DUBLIN, Ireland - November 5, 2014 - Covidien plc (NYSE: COV) today announced financial results for the fourth quarter of fiscal 2014. Fourth-quarter net sales of $2.73 billion increased 7%, both on a reported and on an operational basis, from the $2.56 billion in the fourth quarter a year ago.
“We finished fiscal 2014 with an outstanding performance in the fourth quarter that greatly exceeded our expectations,” said José E. Almeida, chairman, president and CEO, Covidien. “Market share gains, strategic acquisitions, the successful launch of new products and productivity improvements all contributed to the achievement of double-digit earnings growth, both for the quarter and for the year.”
Covidien continued to execute on its strategy of innovation, customer-focused portfolio management, emerging markets growth and driving operational leverage. Recent highlights include:

•	Receiving U.S. Food and Drug Administration (FDA) approval for the HawkOne™ directional atherectomy system for the treatment of peripheral arterial disease.

•	Launching the ReliaTack™ articulating reloadable fixation device, the first and only of its kind for laparoscopic (minimally invasive) hernia repair.

•
Expanding the company’s Sonicision™ Cordless Ultrasonic Dissection Device portfolio following FDA approval of three additional device lengths, enabling surgeons to expand their use of the Sonicision™ system to more procedures.

•
Strengthening Covidien’s vascular treatment capabilities with two strategic acquisitions -- Sapheon, Inc., a developer of venous disease treatments; and Reverse Medical Corporation, a medical device company focused on expanding the management of vascular disease.

•	Opening a Covidien Center of Innovation in Brazil, the company’s first medical training and research center in Latin America.
Fourth-quarter 2014 gross margin of 60.8% increased 2.7 percentage points from 58.1% in the prior-year period. On an adjusted basis, excluding the specified items shown on the attached tables containing non-GAAP reconciliations, fourth-quarter 2014 gross margin of 60.8% increased 2.6 percentage points from 58.2% a year ago. The increase was primarily due to manufacturing cost reductions and favorable foreign exchange.
Selling, general and administrative (SG&A) expenses for the fourth quarter of 2014 were above those of the prior-year quarter, largely due to recent acquisitions and transaction costs associated with the company’s pending acquisition by Medtronic, Inc., partially offset by productivity improvements. On an adjusted basis, excluding the specified items included in the attached tables containing non-GAAP reconciliations, SG&A as a percent of sales decreased approximately 130 basis points.
Research and development (R&D) expenses in the fourth quarter of 2014 were about level with the prior-year period and represented 5.4% of sales, versus 5.7% of sales a year ago. Excluding a charge resulting from entering into a license agreement, fourth-quarter 2013 R&D expenses represented 5.0% of sales. The

5.4% represents the company’s highest level of adjusted R&D spending to date as the company continues to invest in its strategic initiatives to drive future growth.
In addition, during the fourth quarter of 2014, the company recorded a $94 million impairment charge to write down the in-process research and development related to its drug coated balloon platform based on the contractually agreed upon purchase price. The sale of the drug coated balloon platform is subject to approval by the Federal Trade Commission and other regulatory agencies, as well as closure of the pending acquisition of Covidien by Medtronic. This charge is included as an adjustment on the attached non-GAAP reconciliations.
In the fourth quarter of 2014, the company reported operating income of $513 million, versus $472 million in the same period the year before. Fourth-quarter 2014 adjusted operating income, excluding the specified items on the attached table, was $663 million, compared with $530 million in the previous year. Fourth-quarter 2014 adjusted operating income, excluding the specified items, represented 24.3% of sales, versus 20.7% of sales a year ago.
The company recorded a tax benefit during the fourth quarter of 2014, primarily resulting from the effective settlement of certain pre-Tyco separation tax matters. During the comparative prior year quarter, the company reported an effective tax rate of 17.8%. Excluding the specified items on the attached table, the fourth-quarter 2014 adjusted tax rate was 14.4%, relatively unchanged from the fourth quarter a year earlier.
Diluted GAAP earnings per share from continuing operations were $1.13 in the fourth quarter of 2014, versus $0.79 per share in the comparable quarter last year. Fourth-quarter 2014 adjusted diluted earnings per share from continuing operations, excluding the specified items on the attached table, were $1.15, versus $0.91 a year ago.
For fiscal 2014, net sales of $10.66 billion were 4% above the $10.24 billion in the previous year. Operational sales growth was 5%, as foreign exchange rate movement lowered the sales growth rate by one percentage point.
The company reported operating income of $1.99 billion in fiscal 2014, compared with $2.13 billion in the prior year. Fiscal 2014 adjusted operating income, excluding the specified items on the attached table, was $2.43 billion, versus $2.26 billion in the prior year. Fiscal 2014 adjusted operating income, excluding the specified items, represented 22.8% of sales, versus 22.1% a year ago.
The effective tax rate was 8.8% for fiscal 2014, versus an effective tax rate of 21.1% in 2013. Excluding the specified items on the attached table, the adjusted tax rate for fiscal 2014 was 16.3%, versus 16.0% in 2013.
For fiscal 2014, diluted GAAP earnings per share from continuing operations were $3.65, versus $3.40 in 2013. Excluding the specified items on the attached table, adjusted diluted earnings per share from continuing operations were $4.15, versus $3.72 last year, a 12% increase.
PRODUCT LINE SALES RESULTS
Surgical Solutions sales of $1.33 billion in the fourth quarter were 11% higher than the $1.20 billion in the comparable quarter of last year. Operational sales growth was 12%, as foreign exchange rate movement reduced the quarterly sales growth rate by one percentage point. Operationally, fourth-quarter sales in Advanced Surgical were substantially above those of the prior year. Stapling posted considerable growth during the quarter. In addition, vessel sealing, interventional lung, synthetic mesh and the company’s BÂRRX gastrointestinal business all achieved double-digit quarterly sales gains. Sales in

Advanced Surgical were also aided by the acquisition of Given Imaging. In General Surgical, operational sales were about level with those of a year ago, primarily as a result of the sale of the Confluent biosurgery product line in January 2014, partially offset by the impact of recent acquisitions.
For fiscal 2014, Surgical Solutions sales increased 7% to $5.11 billion from $4.78 billion a year ago. Operational sales growth was 8%, as foreign exchange rate movement reduced the sales growth rate by one percentage point.
Vascular Therapies sales of $426 million in the fourth quarter were 3% higher than last year’s fourth-quarter sales of $413 million on both a reported and operational basis. Neurovascular sales were well above those of the prior year, driven by double-digit quarterly sales gains in both stents and access delivery products and increased sales of coils and flow diversion products. Sales in Peripheral Vascular grew modestly during the quarter, with increases in sales of chronic venous insufficiency and procedural support products, partially offset by decreases in sales of compression and dialysis products in the United States.
For fiscal 2014, Vascular Therapies sales increased 2% to $1.68 billion from $1.65 billion in the prior year. Operational sales growth was 3%, as foreign exchange rate movement reduced the sales growth rate by one percentage point.
Respiratory and Patient Care fourth-quarter sales of $974 million were 3% higher than last year’s fourth-quarter sales of $945 million. Operational sales growth was 4%, as foreign exchange rate movement reduced the quarterly sales growth rate by one percentage point. Once again, Patient Monitoring sales were 6% above those of a year ago, primarily resulting from increased sales of capnography products, which continued to grow well above 20%. Airway & Ventilation sales grew modestly during the quarter due to increased sales of ventilators. Nursing Care sales were somewhat above those of a year ago, led by increased sales of wound care, enteral feeding and incontinence products. Patient Care sales grew slightly during the quarter primarily due to higher sales of electrodes and OEM products.
For fiscal 2014, Respiratory and Patient Care sales increased 2% to $3.87 billion from $3.81 billion a year ago. Operational sales growth was 3%, as foreign exchange rate movement reduced the sales growth rate by one percentage point.
ABOUT COVIDIEN
Covidien is a global health care leader that understands the challenges faced by providers and their patients and works to address them with innovative medical technology solutions and patient care products.  Inspired by patients and caregivers, Covidien’s team of dedicated professionals is privileged to help save and improve lives around the world.  With more than 39,000 employees, Covidien operates in 150-plus countries and had 2014 revenue of $10.7 billion.  To learn more about our business visit www.covidien.com or follow us on Twitter.

CONTACTS

Jacqueline Strayer	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
jacqueline.strayer@covidien.com	cole.lannum@covidien.com

Peter Lucht	Todd Carpenter
Vice President	Senior Director
External Communications	Investor Relations
508-452-4168	508-452-4363
peter.lucht@covidien.com	todd.carpenter@covidien.com
CONFERENCE CALL AND WEBCAST
The company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•
By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 877-280-4956. For participants outside the U.S., the dial-in number is 857-244-7313. The access code for all callers is 72748349.

•
Through an audio replay: A replay of the conference call will be available through 5:00 p.m. on November 14, 2014. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 50532663.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including operational growth, adjusted gross margin, adjusted operating income, adjusted earnings per share and adjusted operating margin, which are considered “non-GAAP” financial measures under applicable U.S. Securities and Exchange Commission rules and regulations.
These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles (GAAP). The company’s definition of these non-GAAP measures may differ from similarly titled measures used by others.
The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.
Because non-GAAP financial measures exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.
COVIDIEN CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Statements contained in this communication that refer to Covidien’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Covidien’s current perspective of existing trends and information as of the date of this communication. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. It is important to note that Covidien’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Covidien’s current expectations depending upon a number of factors affecting Covidien’s business. These factors include, among others, competitive factors and market conditions in the industry in which Covidien operates; Covidien’s ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of its existing products; and the other risks identified in Covidien’s periodic filings including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013, and from time to time in Covidien’s other investor communications. We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in Covidien’s forward-looking statements may not occur. Covidien undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.
NO PROFIT FORECAST / ASSET VALUATIONS
No statement in this communication is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Medtronic or Covidien or New Medtronic as appropriate.  No statement in this communication constitutes an asset valuation.

Covidien plc
Consolidated Statements of Income (Unaudited)
Quarters Ended September 26, 2014 and September 27, 2013
(dollars in millions, except per share data)

	Quarter Ended	Percent of	Quarter Ended	Percent of
	September 26, 2014	Net Sales	September 27, 2013	Net Sales
Net sales	$2,734	100.0%	$2,560	100.0%
Cost of goods sold (1)	1,072	39.2	1,073	41.9
Gross profit	1,662	60.8	1,487	58.1
Selling, general and administrative expenses (1)	877	32.1	835	32.6
Research and development expenses	149	5.4	146	5.7
Impairment of in-process research and development	94	3.4	—	—
Restructuring charges, net	29	1.1	34	1.3
Operating income	513	18.8	472	18.4
Interest expense	(49)	(1.8)	(53)	(2.1)
Interest income	3	0.1	9	0.4
Other (expense) income, net	(66)	(2.4)	15	0.6
Income from continuing operations before income taxes	401	14.7	443	17.3
Income tax (benefit) expense	(116)	(4.2)	79	3.1
Income from continuing operations	517	18.9	364	14.2
Income from discontinued operations, net of income taxes	—	—	8	0.3
Net income	$517	18.9	$372	14.5
Basic earnings per share:
Income from continuing operations	$1.15		$0.80
Income from discontinued operations	—		0.02
Net income	1.15		0.81
Diluted earnings per share:
Income from continuing operations	$1.13		$0.79
Income from discontinued operations	—		0.02
Net income	1.13		0.80
Weighted-average number of shares outstanding (in millions):
Basic	452		458
Diluted	458		463

(1) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:
Cost of goods sold	$41		$40
Selling, general and administrative expenses	22		16
Amortization expense from continuing operations	63		56
Tax impact	(18)		(15)
	$45		$41
Diluted earnings per share impact on continuing operations	$0.10		$0.09

Covidien plc
Non-GAAP Reconciliations (Unaudited)
Quarters Ended September 26, 2014 and September 27, 2013
(dollars in millions, except per share data)

	Quarter Ended September 26, 2014
	Net sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$2,734	$1,662	60.8%	$513	18.8%	$401	$517	$1.13
Adjustments:
Restructuring charges, net	—	—		29		29	21	0.05
Acquisition-related costs (2)	—	—		8		8	8	0.02
Impairment of in-process research and development (3)	—	—		94		94	71	0.16
Transaction costs (4)	—	—		19		19	15	0.03
Impact of tax sharing agreement (5)	—	—		—		66	66	0.14
Tax matters (6)	—	—		—		—	(170)	(0.37)
As adjusted	$2,734	$1,662	60.8	$663	24.3	$617	$528	1.15

	Quarter Ended September 27, 2013
	Net sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$2,560	$1,487	58.1%	$472	18.4%	$443	$364	$0.79
Adjustments:
Restructuring and related charges, net (7)	—	2		36		36	24	0.05
Acquisition-related costs (8)	—	—		22		22	14	0.03
Loss on retirement of debt (9)	—	—		—		20	15	0.03
Net gain on investments (10)	—	—		—		(12)	(12)	(0.03)
Impact of tax sharing agreement (5)	—	—		—		(19)	(19)	(0.04)
Tax matters (11)	—	—		—		—	33	0.07
As adjusted	$2,560	$1,489	58.2	$530	20.7	$490	$419	0.91

(1) Adjustments are tax effected at the applicable local statutory tax rates.

(2)  Includes $7 million of charges resulting from an adjustment to contingent consideration and $1 million of acquisition-related transaction costs, both of which are included in selling, general and administrative expenses.

(3) Represents the impairment of in-process research and development related to our drug coated balloon platform, which is expected to be sold in connection with our acquisition by Medtronic, Inc.

(4) Represents transaction costs resulting from our definitive agreement to be acquired by Medtronic, which are included in selling, general and administrative expenses.

(5) Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International Ltd. and TE Connectivity Ltd., which is included in other (expense) income, net.

(6)  Primarily represents the effective settlement of all tax matters relating to the 2005 through 2007 U.S. audit cycle, which is subject to our tax sharing agreement with Tyco International and TE Connectivity.

(7) Includes restructuring charges of $34 million, which are included in restructuring charges, net, and restructuring-related accelerated depreciation expense of $2 million, which is included in cost of goods sold.

(8)  Includes charges of $21 million resulting from entering into license and distribution agreements, $17 million of which is included in research and development expenses and $4 million of which is included in selling, general and administrative expenses. Also includes a $1 million net charge resulting from adjustments to contingent consideration, which is included in selling, general and administrative expenses.

(9) Represents a loss on the retirement of debt incurred in connection with the early termination of a capital lease, which is included in other (expense) income, net.

(10) Represents a net gain on investments, which is included in other (expense) income, net.

(11) Primarily relates to adjustments to income tax liabilities subject to the tax sharing agreement with Tyco International and TE Connectivity.

Covidien plc
Sales by Geography (Unaudited)
Quarters Ended September 26, 2014 and September 27, 2013
(dollars in millions)

	Quarter Ended
	September 26, 2014	September 27, 2013	Percent change	Currency impact	Operational growth (1)
U.S.	$533	$473	13%	—%	13%
Non-U.S. Developed Markets (2)	529	496	7	—	7
Emerging Markets (3)	272	233	17	(1)	18
Surgical Solutions	1,334	1,202	11	(1)	12
U.S.	236	236	—	—	—
Non-U.S. Developed Markets (2)	124	119	4	(1)	5
Emerging Markets (3)	66	58	14	2	12
Vascular Therapies	426	413	3	—	3
U.S.	606	584	4	—	4
Non-U.S. Developed Markets (2)	261	262	—	(1)	1
Emerging Markets (3)	107	99	8	(4)	12
Respiratory and Patient Care	974	945	3	(1)	4
U.S.	1,375	1,293	6	—	6
Non-U.S. Developed Markets (2)	914	877	4	(1)	5
Emerging Markets (3)	445	390	14	(2)	16
Total Covidien	$2,734	$2,560	7	—	7

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

(2) Non-U.S. Developed Markets includes Western Europe, Japan, Canada, Australia and New Zealand.

(3) Emerging Markets includes Eastern Europe, Middle East, Africa, Asia (excluding Japan) and Latin America.

Covidien plc
Product Line Sales (Unaudited)
Quarters Ended September 26, 2014 and September 27, 2013
(dollars in millions)

	Quarter Ended
	September 26, 2014	September 27, 2013	Percent change	Currency impact	Operational growth (1)
Advanced Surgical	$951	$812	17%	(1)%	18%
General Surgical	383	390	(2)	(1)	(1)
Surgical Solutions	1,334	1,202	11	(1)	12
Peripheral Vascular	309	305	1	(1)	2
Neurovascular	117	108	8	1	7
Vascular Therapies	426	413	3	—	3
Patient Monitoring	253	241	5	(1)	6
Airway & Ventilation	192	190	1	(2)	3
Nursing Care	258	249	4	—	4
Patient Care	271	265	2	—	2
Respiratory and Patient Care	974	945	3	(1)	4
Total Covidien	$2,734	$2,560	7	—	7

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc
Segment Sales (Unaudited)
Quarters Ended September 26, 2014 and September 27, 2013
(dollars in millions)

	Quarter Ended
	September 26, 2014	September 27, 2013	Percent change	Currency impact	Operational growth (1)
Medical Devices	$2,339	$2,175	8%	—%	8%
U.S. Medical Supplies	395	385	3	—	3
Total Covidien	$2,734	$2,560	7	—	7

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc
Consolidated Statements of Income (Unaudited)
Fiscal Years Ended September 26, 2014 and September 27, 2013
(dollars in millions, except per share data)

	Fiscal Year Ended	Percent of	Fiscal Year Ended	Percent of
	September 26, 2014	Net Sales	September 27, 2013	Net Sales
Net sales	$10,659	100.0%	$10,235	100.0%
Cost of goods sold (1)	4,332	40.6	4,150	40.5
Gross profit	6,327	59.4	6,085	59.5
Selling, general and administrative expenses (1)	3,657	34.3	3,340	32.6
Research and development expenses	546	5.1	508	5.0
Impairment of in-process research and development	94	0.9	—	—
Restructuring charges, net	145	1.4	105	1.0
Gain on divestiture, net	(107)	(1.0)	—	—
Operating income	1,992	18.7	2,132	20.8
Interest expense	(204)	(1.9)	(208)	(2.0)
Interest income	15	0.1	16	0.2
Other income, net	20	0.2	89	0.9
Income from continuing operations before income taxes	1,823	17.1	2,029	19.8
Income tax expense	161	1.5	429	4.2
Income from continuing operations	1,662	15.6	1,600	15.6
Income from discontinued operations, net of income taxes	—	—	100	1.0
Net income	$1,662	15.6	$1,700	16.6
Basic earnings per share:
Income from continuing operations	$3.68		$3.43
Income from discontinued operations	—		0.22
Net income	3.68		3.64
Diluted earnings per share:
Income from continuing operations	$3.65		$3.40
Income from discontinued operations	—		0.21
Net income	3.65		3.61
Weighted-average number of shares outstanding (in millions):
Basic	451		467
Diluted	456		471

(1) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:
Cost of goods sold	$159		$159
Selling, general and administrative expenses	77		63
Amortization expense from continuing operations	236		222
Tax impact	(62)		(60)
	$174		$162
Diluted earnings per share impact on continuing operations	$0.38		$0.34

Covidien plc
Non-GAAP Reconciliations (Unaudited)
Fiscal Years Ended September 26, 2014 and September 27, 2013
(dollars in millions, except per share data)

	Fiscal Year Ended September 26, 2014
	Net sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$10,659	$6,327	59.4%	$1,992	18.7%	$1,823	$1,662	$3.65
Adjustments:
Restructuring and related charges, net (2)	—	5		150		150	118	0.26
Acquisition-related costs (3)	—	16		20		20	15	0.03
Renal denervation charges, net (4)	—	3		9		9	22	0.05
Legal and environmental charges (5)	—	—		246		246	174	0.38
Impairment of in-process research and development (6)	—	—		94		94	71	0.16
Transaction costs (7)	—	—		27		27	23	0.05
Gain on divestiture, net (8)	—	—		(107)		(107)	(107)	(0.24)
Impact of tax sharing agreement (9)	—	—		—		(1)	(1)	—
Tax matters (10)	—	—		—		—	(84)	(0.19)
As adjusted	$10,659	$6,351	59.6	$2,431	22.8	$2,261	$1,893	4.15

	Fiscal Year Ended September 27, 2013
	Net sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$10,235	$6,085	59.5%	$2,132	20.8%	$2,029	$1,600	$3.40
Adjustments:
Restructuring and related charges, net (11)	—	4		109		109	69	0.15
Acquisition-related costs (12)	—	—		18		—	(6)	(0.01)
Loss on retirement of debt (13)	—	—		—		20	15	0.03
Net gain on investments (14)	—	—		—		(12)	(12)	(0.02)
Impact of tax sharing agreement (15)	—	—		—		(61)	(61)	(0.13)
Tax matters (16)	—	—		—		—	146	0.31
As adjusted	$10,235	$6,089	59.5	$2,259	22.1	$2,085	$1,751	3.72

(1) Adjustments are tax effected at the applicable local statutory tax rates.

(2)  Includes restructuring charges of $145 million, which are included in restructuring charges, net, and restructuring-related accelerated depreciation expense of $5 million, which is included in cost of goods sold.

(3) Includes $16 million of charges in cost of goods sold related to the sale of acquired inventory that had been written up to fair value upon the acquisition of businesses. Also includes $5 million of acquisition-related transaction costs, partially offset by $1 million of income resulting from an adjustment to contingent consideration, both of which are included in selling, general and administrative expenses.

(4)  Represents charges associated with the exit of our OneShot™ renal denervation program totaling $35 million, of which $32 million is included in selling, general and administrative expenses and primarily relates to the impairment of intangible assets. The remaining $3 million relates to the write-off of inventory and is included in cost of goods sold. These charges were partially offset by $26 million of income included in selling, general and administrative expenses resulting from the reversal of contingent consideration associated with the fiscal 2012 acquisition of Maya Medical. In connection with these transactions, we recognized $24 million of income tax expense, of which $22 million related to the write-off of a prepaid tax asset that had been established in connection with the acquisition of Maya Medical. This income tax expense was partially offset by an $11 million income tax benefit on the pre-tax charges, resulting in a total net tax expense of $13 million.

(5) Includes a $181 million legal charge resulting from an increase to our estimated indemnification obligation for certain pelvic mesh products liability cases and a $65 million environmental charge for the estimated additional remediation costs for a site located in Orrington, Maine. Both of these charges are included in selling, general and administrative expenses.

(6) Represents the impairment of in-process research and development related to our drug coated balloon platform, which is expected to be sold in connection with our acquisition by Medtronic, Inc.

(7) Represents transaction costs resulting from our definitive agreement to be acquired by Medtronic, which are included in selling, general and administrative expenses.

(8) Represents the net gain recognized in connection with the sale of our Confluent biosurgery product line.

(9) Represents our portion of Tyco International Ltd.’s settlement of contract claims under a 2002 tax agreement with CIT Group Inc., a former subsidiary of Tyco International, partially offset by the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity Ltd. Both of these items are included in other income, net.

(10) Primarily represents the effective settlement of all tax matters relating to the 2005 through 2007 U.S. audit cycle, which is subject to our tax sharing agreement with Tyco International and TE Connectivity, and a favorable audit settlement reached with certain non-U.S. taxing authorities.

(11) Includes restructuring charges of $105 million, which are included in restructuring charges, net, and restructuring-related accelerated depreciation expense of $4 million, which is included in cost of goods sold.

(12) Includes charges of $21 million resulting from entering into license and distribution agreements, $17 million of which is included in research and development expenses and $4 million of which is included in selling, general and administrative expenses. Also includes $3 million of net income resulting from adjustments to contingent consideration, which is included in selling, general and administrative expenses, and an $18 million gain on investments associated with our acquisition of CV Ingenuity, which is included in other income, net.

(13) Represents a loss on the retirement of debt incurred in connection with the early termination of a capital lease, which is included in other income, net.

(14) Represents a net gain on investments, which is included in other income, net.

(15) Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity, which is included in other income, net.

(16)  Primarily relates to adjustments to income tax liabilities subject to the tax sharing agreement with Tyco International and TE Connectivity, tax expense generated in connection with the restructuring of legal entities in advance of the separation of our Pharmaceuticals business and the settlement of certain income tax matters.

Covidien plc
Sales by Geography (Unaudited)
Fiscal Years Ended September 26, 2014 and September 27, 2013
(dollars in millions)

	Fiscal Year Ended
	September 26, 2014	September 27, 2013	Percent change	Currency impact	Operational growth (1)
U.S.	$1,954	$1,835	6%	—%	6%
Non-U.S. Developed Markets (2)	2,160	2,059	5	(1)	6
Emerging Markets (3)	999	881	13	(3)	16
Surgical Solutions	5,113	4,775	7	(1)	8
U.S.	933	925	1	—	1
Non-U.S. Developed Markets (2)	505	503	—	(3)	3
Emerging Markets (3)	239	224	7	(1)	8
Vascular Therapies	1,677	1,652	2	(1)	3
U.S.	2,397	2,343	2	—	2
Non-U.S. Developed Markets (2)	1,069	1,087	(2)	(3)	1
Emerging Markets (3)	403	378	7	(3)	10
Respiratory and Patient Care	3,869	3,808	2	(1)	3
U.S.	5,284	5,103	4	—	4
Non-U.S. Developed Markets (2)	3,734	3,649	2	(2)	4
Emerging Markets (3)	1,641	1,483	11	(3)	14
Total Covidien	$10,659	$10,235	4	(1)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

(2) Non-U.S. Developed Markets includes Western Europe, Japan, Canada, Australia and New Zealand.

(3) Emerging Markets includes Eastern Europe, Middle East, Africa, Asia (excluding Japan) and Latin America.

Covidien plc
Product Line Sales (Unaudited)
Fiscal Years Ended September 26, 2014 and September 27, 2013
(dollars in millions)

	Fiscal Year Ended
	September 26, 2014	September 27, 2013	Percent change	Currency impact	Operational growth (1)
Advanced Surgical	$3,553	$3,186	12%	(1)%	13%
General Surgical	1,560	1,589	(2)	(1)	(1)
Surgical Solutions	5,113	4,775	7	(1)	8
Peripheral Vascular	1,226	1,215	1	(1)	2
Neurovascular	451	437	3	—	3
Vascular Therapies	1,677	1,652	2	(1)	3
Patient Monitoring	1,012	969	4	(2)	6
Airway & Ventilation	762	770	(1)	(2)	1
Nursing Care	1,024	1,011	1	(1)	2
Patient Care	1,071	1,058	1	(1)	2
Respiratory and Patient Care	3,869	3,808	2	(1)	3
Total Covidien	$10,659	$10,235	4	(1)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc
Segment Sales (Unaudited)
Fiscal Years Ended September 26, 2014 and September 27, 2013
(dollars in millions)

	Fiscal Year Ended
	September 26, 2014	September 27, 2013	Percent change	Currency impact	Operational growth (1)
Medical Devices	$9,091	$8,689	5%	(1)%	6%
U.S. Medical Supplies	1,568	1,546	1	—	1
Total Covidien	$10,659	$10,235	4	(1)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.